Exhibit 99.2

To: Shareholders, Employees and Friends

May 2, 2007

Hudson Highland Group 2007 First Quarter Financial Results

Consolidated Results

Historically, the first quarter of the year is the slowest period in the recruitment industry due to several seasonal factors, including the New Year’s holiday, lower first quarter permanent hiring following a typical surge in the fourth quarter and, particular to our company, summer vacations in the southern hemisphere.

While the company’s business did follow this seasonal pattern relative to recent quarters, first quarter 2007 results represented the highest first quarter adjusted EBITDA and EBITDA performance since the company’s inception. Following strong results in the second half of 2006, the company continued to deliver on its recent solid momentum, while managing operational leadership changes in each of its three core regions during the quarter.

Hudson Europe and Hudson Asia Pacific achieved strong adjusted EBITDA growth against the prior year period. These results were driven by favorable economic conditions that fostered strong demand in Europe and a solid performance in Asia Pacific. Hudson Americas delivered a near-breakeven adjusted EBITDA quarter – a significant improvement from the prior year period – though further work is necessary to re-ignite growth in the core markets of that business unit.

First quarter 2007 revenue increased 3 percent while gross margin increased 14 percent compared with the first quarter of 2006. As a reminder, reported 2007 results exclude contributions from the Scottish Industrial and UK Office Support businesses, both which were divested but are included in our prior year results. In the first quarter of 2006, these businesses earned revenue of $5.7 million and gross margin of $1.3 million.

On a constant currency basis, revenue decreased 2 percent while gross margin increased 7 percent compared with the first quarter of 2006. Gross margin percentage was 37.3 percent, up from 33.8 percent a year ago. Temporary contracting gross margin was 18.3 percent, up from 17.1 percent a year ago. Adjusted EBITDA was $6.8 million compared with a loss of ($3.6) million in the first quarter of 2006. Adjusted EBITDA as a percent of revenue reached 2.0 percent in the quarter, up from negative (1.1) percent a year ago. Consolidated EBITDA was $3.7 million compared with a loss of ($3.6) million in the first quarter of 2006.

Consolidated net income was $0.4 million in the quarter, compared with a loss of ($8.1) million in the first quarter of 2006. Basic and diluted earnings per share in the quarter were $0.01, compared with a loss of ($0.33) per basic and diluted share in the year-ago period.

The company recorded $0.9 million of stock option expense in the first quarter, down from $1.3 million in the prior year. First quarter 2007 results included non-operating income of $2.6 million, primarily due to the sale of the UK Office Support business in January 2007.

Recent Events

Strategic Update

For 2007, we are continuing to execute our strategy of repositioning the business to focus on specialized professional recruitment. We expect this will drive improved profitability toward our long-term goal of 7-10 percent EBITDA margins. Following our divestitures in the second half of 2006 of the Scottish Industrial business (2005 revenue of $12 million) and Highland Partners (2005 revenue of $63 million), we sold our UK Office Support business (2006 revenue of $10 million) in January. We still have additional non-core businesses, totaling approximately 10 percent of our revenue, which we may divest over the next few quarters. We will continue to operate these businesses until this process is completed.

Restructuring Charge

We completed our 2006 restructuring program in the first quarter of 2007, which helped reset our cost structure as a further step in improving profitability. The restructuring charge of $3.1 million this quarter was primarily for real estate relocations. For the 2006 program in total, we spent $9.5 million and expect to realize at least this amount in sustainable savings in our cost structure.

Update on PeopleSoft

Our work to improve the PeopleSoft system in North America remains on schedule and on budget. During the first quarter, we benefited from some of the anticipated improvements, such as more timely management reporting and efficiencies in the back office. We believe that greater stability in the PeopleSoft application has allowed us to maintain a steadier performance in North America.

Regional Review

Hudson Americas

Revenue increased 2 percent and gross margin dollars increased 18 percent in the first quarter compared with prior year, due to growth in permanent recruitment and a better temporary contracting gross margin percentage. Overall gross margin percentage increased to 24.0 percent compared with 20.7 percent last year. Temporary gross margin advanced to 18.7 percent from 16.6 percent.

Turning to the practice groups, Legal delivered a strong quarter with revenue and gross margin increases of 10 percent and 11 percent, respectively, over first quarter 2006. In Energy, revenue was flat while gross margin increased 5 percent. Financial Solutions saw a decline in revenue and gross margin of 7 percent and 5 percent, respectively, although its temporary contracting margins remained strong at 29 percent and overall gross margin was 34 percent. Aerospace & Defense results were down 5 percent in revenue, but up 52 percent in gross margin on more normalized temporary contracting margins. In IT, revenue and gross margin were down 14 and 5 percent, respectively, compared with prior year.

Demand for permanent recruitment continued to be a bright spot in the first quarter. Permanent recruitment revenue was up 36 percent over prior year and represented approximately 25 percent of Hudson Americas’ gross margin in the quarter. Significant gross margin growth compared with prior year occurred in the permanent recruitment practices of both Legal and Aerospace & Defense.

Hudson Americas reported an adjusted EBITDA loss of ($0.1) million in the first quarter, an improvement from a loss of ($6.0) million from prior year. On an EBITDA basis, the group reported a loss of ($0.9) million, compared with a loss of ($6.0) million in the first quarter of 2006.

Hudson Europe

Hudson Europe revenue increased 5 percent in the first quarter, gross margin increased 16 percent and adjusted EBITDA increased 31 percent. EBITDA declined by 14 percent, as restructuring costs were $2.4 million higher than a year ago. The restructuring costs were incurred to downsize our London office, one of our most expensive locations. In constant currency, revenue declined 5 percent while gross margin rose 5 percent, adjusted EBITDA increased by 19 percent and EBITDA declined by 21 percent.

Continuing strength in permanent recruitment in the UK and continental Europe drove gross margin growth in the quarter. This gain was partially offset by lower temporary contracting volume in the UK, in line with our strategic realignment of that business. European temporary contracting margin improved to 19.7 percent from 18.6 percent due to higher UK temporary margins, which rose from 16.2 percent a year ago to 16.8 percent in the first quarter of 2007.

Hudson Europe achieved $7.2 million in adjusted EBITDA in the first quarter, up from $5.6 million in the same quarter last year, benefiting from continued robust economic conditions. Adjusted EBITDA reached 5.9 percent of revenue compared with 4.8 percent in the first quarter last year. EBITDA totaled $4.8 million in the first quarter compared with $5.6 million a year ago, as there were no restructuring costs incurred in the first quarter of 2006. Key adjusted EBITDA contributions in the quarter came from virtually all countries, including the UK, Belgium, Netherlands – including Balance and the existing recruitment and talent management businesses – France, Sweden, Spain, and the Central and Eastern European region.

Hudson Asia Pacific

Hudson Asia Pacific revenue increased 3 percent, gross margin increased 8 percent and EBITDA increased 25 percent in the first quarter of 2007. In constant currency, revenue decreased 3 percent, gross margin increased 2 percent and EBITDA increased 14 percent. In Australia, continued strength in permanent recruitment drove the gross margin growth in the quarter. In New Zealand, a stable top line and strong expense management led to improved EBITDA over prior year. In Asia, EBITDA results were weaker than prior year on softer results in Japan, Hong Kong and China.

Hudson Asia Pacific generated $5.9 million in EBITDA, or 5.8 percent of revenue, compared with $4.7 million a year ago, or 4.7 percent of revenue. Adjusted EBITDA equaled EBITDA in both quarters with no material restructuring charges in the region in either period. Gross margin growth and continued strong expense control led the group to deliver operating leverage of 41 percent in the quarter.

Corporate

Corporate expenses were lower in the first quarter of 2007 compared with prior year due to lower professional fees and compensation costs.

Cash Management

Cash flow from operations in the first quarter of 2007 was a use of ($3.0) million compared with a source of $0.2 million in the first quarter of 2006 and a use of ($24.6) million in the first quarter of 2005. Continued focus on cash and working capital has led to improved cash flow from operations in recent quarters, though the first quarter result was slightly lower than a year ago.

Over the next six months, the company expects to pay between $30 - $40 million in earn out payments related to prior acquisitions, with the largest payments scheduled for the third quarter of 2007. The earn out payments are commensurate with the performance of the acquired businesses and may be made in cash or stock at the option of the company.

Guidance

The company currently expects second quarter 2007 revenue of $355 - $370 million at prevailing exchange rates and EBITDA of $12.5 - $13.5 million. This compares with revenue of $352 million and EBITDA of $8.5 million in the second quarter of 2006.

Safe Harbor Statement

This press release contains statements that the company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including those under the caption “Guidance” and other statements regarding the company’s future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors include, but are not limited to, the company’s history of negative cash flows and operating losses may continue; the ability of clients to terminate their relationship with the company at any time; the impact of global economic fluctuations on temporary contracting operations; risks and financial impact associated with acquisitions and dispositions of non-strategic assets; the company’s reliance on information systems and technology; competition; fluctuations in operating results; risks relating to foreign operations, including foreign currency fluctuations; dependence on highly skilled professionals and key management personnel; restrictions imposed by blocking arrangements; exposure to employment-related claims and limits on insurance coverage related thereto; government regulations; restrictions on the company’s operating flexibility due to the terms of its credit facility. Additional information concerning these and other factors is contained in the company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release. The company assumes no obligation, and expressly disclaims any obligation, to review or confirm analysts’ expectations or estimates or to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Financial Tables Follow

HUDSON HIGHLAND GROUP, INC.

SEGMENT ANALYSIS

(in thousands)

(unaudited)

For the Three Months Ended March 31, 2007	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate	Total
Revenue	$112,804	$122,008	$103,087	$—	$337,899

Gross margin	$27,070	$59,023	$39,787	$—	$125,880

Adjusted EBITDA (2)	$(131)	$7,247	$5,948	$(6,250)	$6,814
Business reorganization expenses	729	2,447	14	(74)	3,116

EBITDA (2)	(860)	4,800	5,934	(6,176)	3,698
Depreciation and amortization	1,149	1,653	892	115	3,809

Operating income (loss)	$(2,009)	$3,147	$5,042	$(6,291)	$(111)

For the Three Months Ended March 31, 2006 (1)	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate	Total
Revenue	$110,605	$116,141	$100,538	$—	$327,284

Gross margin	$22,855	$50,965	$36,861	$—	$110,681

Adjusted EBITDA (2)	$(5,975)	$5,550	$4,732	$(7,922)	$(3,615)

EBITDA (2)	(5,975)	$5,550	$4,732	$(7,922)	$(3,615)
Depreciation and amortization	1,506	1,739	775	165	4,185

Operating income (loss)	$(7,481)	$3,811	$3,957	$(8,087)	$(7,800)

(1)	2006 financial statements have been adjusted to reflect the Highland Partners segment as a discontinued operation. The sale of Highland Partners was completed effective on October 1, 2006.
(2)	Non-GAAP earnings before interest, income taxes, special charges, other non-operating expense, and depreciation and amortization (“Adjusted EBITDA”) and non-GAAP earnings before interest, income taxes, other non-operating expense, and depreciation and amortization (“EBITDA”) are presented to provide additional information about the company’s operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. Adjusted EBITDA and EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company’s profitability or liquidity. Furthermore, adjusted EBITDA and EBITDA as presented above may not be comparable with similarly titled measures reported by other companies.

HUDSON HIGHLAND GROUP, INC.

RECONCILIATION FOR CONSTANT CURRENCY

(in thousands)

(unaudited)

The company defines the term “constant currency” to mean that financial data for a period are translated into U.S. Dollars using the same foreign currency exchange rates that were used to translate financial data for the previously reported period. Changes in revenues, direct costs, gross margin and selling, general and administrative expenses include the effect of changes in foreign currency exchange rates. Variance analysis usually describes period-to-period variances that are calculated using constant currency as a percentage. The company’s management reviews and analyzes business results in constant currency and believes these results better represent the company’s underlying business trends.

The company believes that these calculations are a useful measure, indicating the actual change in operations. Earnings from subsidiaries are rarely repatriated to the United States, and there are no significant gains or losses on foreign currency transactions between subsidiaries. Therefore, changes in foreign currency exchange rates generally impact only reported earnings and not the company’s economic condition.

	Quarter Ended March 31,
	2007			2006 (1)
	As Reported	Currency Translation	Constant Currency	As Reported
Revenue:
Hudson Americas	$112,804	$17	$112,821	$110,605
Hudson Europe	122,008	(11,807)	110,201	116,141
Hudson Asia Pacific	103,087	(5,794)	97,293	100,538

Total	337,899	(17,584)	320,315	327,284
Direct costs:
Hudson Americas	85,734	1	85,735	87,750
Hudson Europe	62,985	(6,261)	56,724	65,176
Hudson Asia Pacific	63,300	(3,625)	59,675	63,677

Total	212,019	(9,885)	202,134	216,603
Gross margin:
Hudson Americas	27,070	16	27,086	22,855
Hudson Europe	59,023	(5,546)	53,477	50,965
Hudson Asia Pacific	39,787	(2,169)	37,618	36,861

Total	$125,880	$(7,699)	$118,181	$110,681

Selling, general and administrative (2):
Hudson Americas	$28,350	$18	$28,368	$30,336
Hudson Europe	53,429	(5,020)	48,409	47,154
Hudson Asia Pacific	34,731	(1,696)	33,035	32,904
Corporate	6,365	—	6,365	8,087

Total	$122,875	$(6,698)	$116,177	$118,481

Operating income (loss):
Hudson Americas	$(2,009)	$(2)	$(2.011)	$(7,481)
Hudson Europe	3,147	(277)	2,870	3,811
Hudson Asia Pacific	5,042	(471)	4,571	3,957
Corporate	(6,291)	—	(6,291)	(8,087)

Total	$(111)	$(750)	$(861)	$(7,800)

(1)	2006 financial statements have been adjusted to reflect the Highland Partners segment as a discontinued operation. The sale of Highland Partners was completed effective on October 1, 2006.
(2)	Selling, general and administrative expenses include depreciation and amortization.